Company Contact:
Iron Eagle Group, Inc.
Mr. Jason M. Shapiro, CFA, CPA, J.D.
Executive Vice President of Corporate Strategy
Phone : +1 (917) 969-4845
Email: jasons@ironeaglegroup.com
Website: www.ironeaglegroup.com

FOR IMMEDIATE RELEASE

Iron Eagle Group (IEAG) Announces Satisfaction of Performance
Obligations Per January Exchange Agreement

New York, NY - August 26, 2010 - Iron Eagle Group, Inc. (OTCQB: IEAG) today announced that the remaining performance obligation required under the January 2010 exchange agreement between Iron Eagle Group, a Nevada corporation, its shareholders, and Iron Eagle Group, Inc. (formerly Pinnacle Resources, Inc.), a Delaware corporation, has been satisfied.

The consideration for the transaction, the share exchange, was completed in January. At that time shareholders of Iron Eagle Nevada exchanged their shares for shares of Iron Eagle (formerly Pinnacle Resources). As part of the agreement, i) the shares previously held in escrow have been released and ii) Glen Gamble, former chairman of the board and Dutch Hildebrand, former director and chief financial officer have resigned as officers and directors of Iron Eagle.

Glen Gamble commented that "it was the right time to hand off the baton to the new Iron Eagle management team. They are indeed professionals and well qualified to implement the business plan for going forward into the heavy construction arena".

Dutch Hildebrand added, "Iron Eagle's new, innovative business plan will attract interest from the investing public, and that its new well-known officers and directors will enhance Iron Eagle's access to the investment banking community."

"This is a big day for Iron Eagle. It provides further evidence that Iron Eagle has continued to deliver on its promises and continues to build momentum," commented Jason Shapiro, co-founder of the former Iron Eagle Nevada and current director, and executive vice president of corporate strategy for Iron Eagle. He further added "We have been privileged to work with Mr. Hildebrand and Mr. Gamble. We are appreciative that they will stay involved as consultants to Iron Eagle during the transition."

About Iron Eagle Group, Inc.
Iron Eagle provides construction and contracting services in both the commercial and government markets. Iron Eagle's management consists of experts in construction, government contracting, defense, finance, operations, and business development. Management has created a compelling strategic plan to capitalize on the large market opportunity created by the federal government's stimulus package as well as funds that are flowing down to the state level for projects throughout the United States. Through the public capital markets, Iron Eagle believes it will have the access to capital to support increased needs for construction surety bonds. By executing on its growth strategy, Iron Eagle can achieve significant growth through highly focused targeting of federal, state, and municipal construction projects.

For more information, please visit Iron Eagle's website at www.ironeaglegroup.com.

Safe Harbor Statement
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned or required capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, the company. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.
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